Exhibit 21

SUBSIDIARIES OF PALL CORPORATION

Pall Corporation owns 100% of the outstanding capital stock of those companies listed below, except where otherwise noted:

Name of Company	State or Other Jurisdiction of Incorporation

Medsep Corporation	Delaware
Pall Acquisition LLC	Delaware
Pall Aeropower Corporation	Delaware
Pall Biomedical, Inc.	Delaware
Pall Forte Bio Corp.	Delaware
Pall Industrial Membranes LLC	Delaware
Pall – PASS US, LLC	Delaware
Russell Associates Inc.	Maryland
Gelman Sciences, Inc.	Michigan

Pall Austria Filter GesmbH	Austria
Pall (Canada) Limited	Canada
Pall Do Brasil Ltda.	Brazil
Pall Europe Limited (a)	England
Pall France S.A.S.	France
Pall Deutschland Beteiligungs GmbH	Germany
Pall Deutschland Holding GmbH & Co. KG Partnership (c)	Germany
Pall Italia S.R.L.	Italy
Pall Manufacturing UK Limited	England
Gelman Ireland Ltd.	Ireland
Pall Netherlands B.V. (a)	The Netherlands
PLLN C.V. Partnership (b)	The Netherlands
Pall Norge AS	Norway
Pall Espana S.A.U.	Spain
Pall Norden AB	Sweden
Pall (Schweiz) A.G.	Switzerland
Argentaurum A.G.	Switzerland

Pall Asia International Ltd.	Hong Kong
Pall India Private Ltd.	India
PT Pall Filtration Indonesia	Indonesia
Nihon Pall Ltd.	Japan
Pall New Zealand Limited	New Zealand
Pall Filtration Pte. Ltd.	Singapore
Pall Singapore Taiwan Branch Holding Company Pte. Ltd.	Singapore
Pall Korea Ltd.	South Korea
Pall Corporation Filtration and Separations (Thailand) Ltd.	Thailand
Pall Australia Pty LTD	Australia

(a) Contributed to PLLN C.V. a Netherlands Partnership
(b) General Partner: Pall-PASS US, Inc.; Limited Partner: Pall Corporation
(c) General Partner: Pall Deutschland Beteiligungs GmbH; Limited Partner: Pall Corporation

All subsidiaries listed above are included in the Company’s consolidated financial statements. The list does not include inactive subsidiaries.